UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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MARINER ENERGY, INC.

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APACHE GAINS STRATEGIC POSITION IN DEEPWATER GULF WITH MARINER MERGER
Houston, April 15, 2010 — Apache Corporation (NYSE, Nasdaq: APA) and Mariner Energy (NYSE: ME) today announced that they have entered into a merger agreement that will combine Apache’s global reach and resources with Mariner’s track record of successful deepwater exploration and its resource potential.
“This is a strategic step and a natural extension into the deepwater Gulf for Apache,” said G. Steven Farris, Apache’s chairman and chief executive officer. “Mariner provides an exciting new platform for growth in the deepwater and complements our strengths in the Gulf Shelf and the Permian Basin. Based on our experience working with the Mariner team, we also believe the two companies will make an excellent cultural fit.”
“The combination with Apache is an excellent outcome for Mariner’s stakeholders. Our shareholders will be rewarded for their faith and support in our company with the opportunity to further benefit from the upside provided from the merger. Our partners will work with a world-class company with the financial and technical resources to fully exploit our assets. Our employees will benefit from the opportunities provided in a large company with values similar to Mariner’s,” said Scott D. Josey, Mariner’s chairman, chief executive officer and president.
Under the agreement, Mariner shareholders will receive, in aggregate, 0.17043 of a share of Apache common stock and $7.80 in cash for each outstanding share of Mariner’s common stock, subject to an election feature and proration. At Apache’s closing stock price of $108.06 on April 14, 2010, the transaction values Mariner’s shares at $26.22 per share or approximately $2.7 billion. Apache also will assume $1.2 billion in debt.
In February, Mariner produced 63,000 barrels of oil equivalent (boe) per day from the Gulf Shelf and deepwater, the Permian Basin and unconventional onshore plays. At year-end 2009, Mariner had estimated proved reserves of 181 million boe (47 percent liquid hydrocarbons) as well as unbooked resource potential of 2 billion boe.
Mariner’s deepwater portfolio includes nearly 100 blocks, seven discoveries in development — including interests in Lucius and Heidelberg — and more than 50 prospects.
“We have considered extending our Gulf of Mexico operations into the deepwater for a number of years,” Farris said. “This is the right set of assets and the right time for Apache to expand its deepwater presence.
“Mariner brings an inventory of developments and prospects that will jump-start our position in the deepwater Gulf; Apache’s financial resources will maximize the value of the portfolio,” he said. “It’s the right time because recent advances in seismic technology and continued enhancements in facilities design have reduced the risks in one of the world’s most prolific oil exploration basins.”
Apache and Mariner teamed up in the 2008 deepwater Geauxpher discovery and development at Garden Banks 462. “Mariner’s skilled, experienced professionals share our values and sense of urgency,” Farris said.
In addition to Geauxpher, Apache has drilled several deepwater discoveries in Egypt and Western Australia.
Mariner also has more than 240 blocks on the Gulf Shelf and more than 200,000 net acres across several emerging onshore plays. “Mariner’s Gulf Shelf and Permian assets are both excellent fits with our existing core areas,” Farris said. “These fields provide strong cash flow, drilling inventory and upside potential.”

Earlier this week, Apache announced it will acquire additional Gulf Shelf assets from Devon Energy Corporation that add production of 19,000 boe per day with year-end 2009 estimated proved and probable reserves of 83 million boe across 158 blocks.
Apache’s last corporate transaction, with the Phoenix Resource Companies in 1996, established Apache as an operator in Egypt and set the stage for the region to become one of the company’s principal growth areas.
“Combining with Mariner enhances Apache’s global portfolio, which is balanced in terms of commodity mix, geography and geology,” Farris said. “This transaction is similar to our earlier strategic steps, bringing near-term production and cash flow as well as long-term upside potential from a large acreage position with identified exploration opportunities.”
The transaction is subject to approval by Mariner’s shareholders and customary regulatory approvals. Completion of the transaction is expected in the third quarter of 2010.
Apache’s financial advisers in this transaction were Goldman, Sachs & Co. and J.P. Morgan Securities. Mariner was advised by Credit Suisse Securities (USA) LLC.
Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
Mariner Energy is an independent oil and gas exploration, development, and production company headquartered in Houston, Texas, with principal operations in the Permian Basin, Gulf Coast and the Gulf of Mexico. For more information about Mariner, visit the company’s Web site at www.mariner-energy.com.
NOTE: Apache will conduct a conference call to discuss the Mariner Energy merger agreement at 9 a.m. Central time on Thursday, April 15. The call will be webcast from Apache’s Web site, www.apachecorp.com. The webcast replay and podcast will be archived on Apache’s Web site. The conference call will be available for delayed playback by telephone for one week beginning at approximately 11 a.m. on April 15. To access the telephone playback, dial (719) 457-0820 and provide Apache’s confirmation code, 3254008.
Additional information about this transaction will be posted on Apache’s Web site, www.apachecorp.com/mariner. Apache also posts other announcements, updates, investor information and copies of all press releases on its Web site.
Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Apache will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of Mariner that also constitutes a prospectus of Apache. A definitive proxy statement/prospectus will be mailed to stockholders of Mariner. Apache and Mariner also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF MARINER ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents are not currently available. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, www.sec.gov. Copies of the documents filed with the SEC by Apache will be available free of charge on Apache’s website at www.apachecorp.com under the tab “Investors” or by contacting Apache’s Investor Relations Department at 713-296-6000. Copies of the documents filed with the SEC by Mariner will be available free of charge on Mariner’s website at www.mariner-energy.com under the tab “Investor Information” or by contacting Mariner’s Investor Relations Department at 713-954-5558. You may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
Apache, Mariner, their respective directors and executive officers and other persons may be deemed, under SEC rules, to be participants in the solicitation of proxies from stockholders of Mariner in connection with the proposed transaction. Information regarding Apache’s directors and officers can be found in its proxy statement filed with the SEC on March 31, 2010 and information regarding Mariner’s directors and officers can be found in its proxy statement filed with the SEC on April 1, 2010. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the transaction, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Forward-Looking Statements
Statements in this document include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, future plans or other statements other than statements of historical fact, are forward-looking statements. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, including: the timing to consummate the proposed agreement; the risk that a condition to closing of the proposed agreement may not be satisfied; the risk that a regulatory approval that may be required for the proposed agreement is not obtained or is obtained subject to conditions that are not anticipated; negative effects from the pendency of the merger; our ability to achieve the synergies and value creation contemplated by the proposed agreement; our ability to promptly and effectively integrate the merged businesses; and the diversion of management time on agreement-related issues. Other factors that could materially affect actual results are discussed in Apache’s and Mariner’s most recent 10-Ks as well as each company’s other filings with the SEC available at the SEC’s website at www.sec.gov. Actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.